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Carolina Power & Light Company
STATEMENTS OF CASH FLOWS                                   Three Months Ended          Nine Months Ended         Twelve Months Ended
(In thousands)                                                September 30                September 30               September 30

                                                            1997         1996          1997         1996         1997         1996

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Operating Activities
  Net income                                         $   167,829    $ 129,159    $  304,380    $  310,161    $  385,496   $ 376,865
  Adjustments to reconcile net income to net cash
    provided by operating activities
      Depreciation and amortization                      141,085      114,076       420,038       342,359       524,187     454,317
      Harris Plant deferred costs                          4,322        6,282        15,563        14,313        20,666      19,561
      Deferred income taxes                              (16,507)      (9,023)      (57,788)       18,242        54,788     102,934
      Investment tax credit                               (2,558)      (2,611)       (7,675)       (7,834)      (10,286)     (9,520)
      Allowance for equity funds used during
        construction                                          (2)          (4)         (118)       (2,226)        2,097      (2,905)
      Deferred fuel cost (credit)                        (16,362)      (8,806)      (15,599)      (18,742)      (20,014)    (26,707)
      Net (increase) decrease in receivables,
        inventories and prepaid expense                  (50,849)      17,133       (86,366)      (18,152)     (133,007)    (22,183)
      Net increase (decrease) in payables and
        accrued expenses                                 104,574      103,497        37,510       114,184       (72,003)     43,969
      Miscellaneous                                       29,740       53,496       200,697        79,730       185,820      80,827
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        Net Cash Provided by Operating Activities        361,272      403,199       810,642       832,035       937,744   1,017,158
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Investing Activities
  Gross property additions                              (103,931)     (80,480)     (277,344)     (249,980)     (396,672)   (325,017)
  Nuclear fuel additions                                 (16,474)     (28,705)      (50,278)      (64,603)      (72,940)    (74,705)
  Contributions to external decommissioning trust         (7,556)      (7,515)      (25,577)      (25,535)      (30,725)    (30,095)
  Contributions to retiree benefit trusts                      -            -       (21,096)      (24,700)      (21,096)    (24,700)
  Allowance for equity funds used during construction          2            4           118         2,226        (2,097)      2,905
  Miscellaneous                                            2,992       (4,919)        1,785       (23,485)       (2,776)    (30,265)
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        Net Cash Used in Investing Activities           (124,967)    (121,615)     (372,392)     (386,077)     (526,306)   (481,877)
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Financing Activities
  Proceeds from issuance of long-term debt (Note 3)      199,075            -       199,075       276,257       272,818     276,300
    payable (maturity less than 90 days)                 (93,900)     (77,109)      (62,224)        3,640       (74,722)     60,383
  Retirement of long-term debt                          (191,020)    (106,613)     (252,447)     (498,088)     (222,169)   (522,137)
  Retirement of preferred stock (Note 3)                 (85,850)           -       (85,850)            -       (85,850)          -
  Purchase of Company common stock                             -      (14,472)      (23,418)      (21,068)      (27,558)    (78,111)
  Dividends paid on common and preferred stock           (70,260)     (67,818)     (209,591)     (203,168)     (277,241)   (268,564)
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        Net Cash Used in Financing Activities           (241,955)    (266,012)     (434,455)     (442,427)     (414,722)   (532,129)
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Net Increase (Decrease) in Cash and Cash Equivalents      (5,650)      15,572         3,795         3,531        (3,284)      3,152

Cash and Cash Equivalents at Beginning of the Period      20,386        2,448        10,941        14,489        18,020      14,868
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Cash and Cash Equivalents at End of the Period       $    14,736    $  18,020    $   14,736    $   18,020    $   14,736   $  18,020
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Supplemental Disclosures of Cash Flow Information
Cash paid during the period - interest               $    48,616    $  51,310    $  138,653    $  154,700    $  178,344   $ 204,806
                              income taxes           $    36,599    $   8,360    $  133,893    $   48,750    $  226,493   $ 161,302



Noncash Activities
In June 1997, Strategic Resource Solutions Corp. (formerly CaroCapital, Inc.), a wholly-owned subsidiary, purchased all remaining shares of Knowledge Builders, Inc. (KBI).  In connection with the purchase of KBI, the Company issued $20.5 million in common stock
and paid $1.9 million in cash.   See Note 5.









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See Supplemental Data and Notes to Consolidated Interim Financial
Statements.

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